Exhibit 5

Quad-C
                                                Quad-C Management, Inc.
                                                230 East High Street
Stephen M. Burns                                Charlottesville, Virginia  22902
Partner                                         Telephone:  (804) 979-2075
                                                Telecopier:  (804) 979-1145
                                                E-mail:  smb@qc-inc.com


* * * * Indicates that confidential information has been omitted.


                                                        PRIVATE AND CONFIDENTIAL
                                                        ------------------------

                                LETTER OF INTENT

                                                                  March 29, 2000

Paribas
3, rue d'Antin
Cedex 02
Paris, France  75078

Gentlemen:

     This letter will confirm our mutual understanding and intentions concerning the acquisitions and/or management (the "Transaction") of all the stock, debt instruments and other interests (collectively, the "Assets") owned by you or any of your affiliates in each of * * * *, and Staff Leasing, Inc., * * * * except that with respect to Staff Leasing, Inc. the Transaction shall relate to 425,000 common shares and warrants exercisable into 1,015,986 shares of common stock at an exercise price of $7.24 per share. Under the structure being contemplated, 50% of the Assets will be sold to partnerships managed by and affiliates of Quad-C Management, Inc. ("Quad-C") with the remaining 50% of the Assets (the "Remaining Assets") to be retained by Paribas. In this structure, Quad-C will manage the Remaining Assets in accordance with a management agreement to be negotiated. * * * *

     Quad-C's willingness to effect the Transaction shall be subject to the satisfactory completion of its business, accounting and legal due diligence. Quad-C shall complete its due diligence review within three weeks from the date it is first given access to the companies by Paribas. The transaction is also subject to the negotiation and execution of mutually satisfactory definitive transaction documents, including without limitation, a stock purchase (or similar) agreement, containing, among other things, customary representations and warranties, covenants and indemnities. It is understood that Paribas' representations and warranties shall generally be limited to ownership of the assets and authority to do the transaction. In addition, Quad-C shall be entitled to all management, advisory, transaction and similar fees which may be payable to Paribas or any of its affiliates by any of the companies comprising the Assets. The parties agree that the Purchase Price shall not be subject to renegotiation.

     During the period from the date hereof until 30 days from the signing of this letter, neither Paribas nor any of its affiliates, officers, directors, associates, shareholders, advisors, agents or representatives shall take any action to, directly or indirectly, encourage, initiate, solicit, or engage in


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discussions or  negotiations  with, or provide any information to, any entity or person other than Quad-C (and its affiliates and representatives) concerning any sale or similar transaction with respect to any of the Assets.

     None of the parties (nor any affiliate thereof) shall issue any press release or make any other disclosure to any third person relating to or connected with, this letter or the matters contained herein without obtaining the prior approval of the other party, except (i) each of the parties hereto may disclose this letter to its officers, directors and advisors (so long as such parties keep this letter and its contents confidential), (ii) Quad-C may make disclosures to its financing sources, * * * * and (iv) each party may make such disclosures as may be required by law.

     This letter is a letter of intent only and it is understood that it is not deemed binding and that the parties' respective legal obligations (except for the agreements in the two preceding paragraphs of this letter and the next succeeding paragraph) shall arise solely from the definitive transaction documents, if any, described above.

     Quad-C and Paribas shall each bear their respective legal and due diligence costs and expenses.

     This letter shall be governed by, and constructed in accordance with, the laws of the State of New York applicable to agreements made and to be performed within such State.

     This letter may be executed in one or more counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument. This letter shall not be amended or modified except in writing signed by the parties hereto.

     If the foregoing correctly sets forth our mutual, understanding and intentions with respect to the proposed Transaction, please so indicate by signing the enclosed copy of this letter, and returning it to us no later than 5:00 p.m. on March 30, 2000.

                                        QUAD-C MANAGEMENT, INC.

                                        By:     /s/  Stephen M. Burns
                                             ------------------------------
                                              Name:  Stephen M. Burns
                                              Title:  Vice President

Confirmed and Agreed, this
30th day of March 2000


Paribas


By:      /s/  Herve Couffin
         ----------------------------------------
Name:    Herve Couffin
Title:   Member of the Executive Committee of PAI


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